Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Forms S-8 Nos. 333-234212, 333-237410, 333-253547 and 333-263088) pertaining to the 2016 Equity Incentive Plan, 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Vir Biotechnology, Inc.; and

(2)
Registration Statement (Form S-3 No. 333-250013) of Vir Biotechnology, Inc.;

of our reports dated February 28, 2023, with respect to the consolidated financial statements of Vir Biotechnology, Inc. and the effectiveness of internal control over financial reporting of Vir Biotechnology, Inc. included in this Annual Report (Form 10-K) of Vir Biotechnology, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Mateo, California

February 28, 2023